Exhibit 99.1

Wolverine Tube, Inc. Announces Successful Completion of its Exchange Offer

Huntsville, AL – April 29, 2009 – Wolverine Tube, Inc. (“Wolverine Tube”) announced today that it has successfully completed its previously announced exchange offer (the “Exchange Offer”) for its outstanding 10½% Senior Notes due 2009 (the “Old Notes”).  As part of the Exchange Offer, holders of approximately $84 million in principal amount of Old Notes exchanged such notes for Wolverine Tube’s new 15% Senior Secured Notes due 2012 (the “New Notes”).  Including the $38.3 million in principal amount of Wolverine Tube’s 10½% Senior Exchange Notes due 2009 that were exchanged concurrently with the closing of the Exchange Offer, holders of $122 million of Wolverine Tube’s $138 million in principal amount of notes outstanding exchanged their notes for New Notes.  As a result of the successful completion of the Exchange Offer, Wolverine Tube has approximately $122 in aggregate principal amount of New Notes outstanding and all of the Old Notes have been cancelled.

About Wolverine Tube

Wolverine is a leading manufacturer and supplier of technically advanced, surface-enhanced copper and copper alloy tube, fabricated products, and high-tech brazing and joining products. Wolverine’s proprietary, custom-engineered tube products provide thermal management solutions for our customers in multiple markets including HVAC, refrigeration and appliance, electronics cooling, power generation, petrochemical and chemical processing. Wolverine delivers the most advanced metal surface technology enhancements for heat transfer solutions in today’s marketplace.  Internet addresses:  www.wlv.com

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and Wolverine Tube expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.

Contact: David A. Owen, Chief Financial Officer, (256) 580 – 3976

Contact: Christine B. Shores, Manager, Corporate Communications (256) 580 - 3951